Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, September 18, 2015 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.050963 per unit, payable on October 14, 2015, to unitholders of record on September 30, 2015. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.050963 per unit from $0.015350 per unit last quarter. Royalties received this quarter increased as compared to the last quarter due to an increase in the production of both oil and natural gas and an increase in the price of oil.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839